EXHIBIT 11

                 Statement of Computation of Per Share Earnings

         Set forth below are the bases for the computation of earnings per share for the periods shown.

                                            Six Months Ended June 30,
                                     -----------------------------------------
Earnings (loss) Per Common Share            2000                 1999
     Basic                                  $0.20               $(0.32)
     Average Shares Outstanding           2,062,474            2,062,474
     Diluted                                $0.20               $(0.32)
     Average Shares Outstanding           2,065,972            2,062,474